EXHIBIT 12


                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                         January 1, 1994 - June 30, 1999


                                                                                       Twelve
                                                                                       Months
                                                                                       Ended
                                           Year Ended December 31,                    June 30,
                          ----------------------------------------------------------
                               1994       1995        1996        1997       1998       1999
                               ----       ----        ----        ----       ----       ----

Fixed Charges, as Defined:
     Interest on Long-
       Term Debt             $21,921    $23,141     $23,176     $24,918    $27,567     $27,585
     Other Interest            2,473      2,252       3,448       4,500      4,902       3,364
     Amortization of Debt
      Discount and               850        882         865         730        714         714
       Expense
     Interest Portion of
       Rentals                 1,697      1,764       1,798       2,111      1,986       1,986
                            --------   --------    --------    --------   --------    --------

     Total Fixed
       Charges,
       as defined            $26,941    $28,039     $29,287     $32,259    $35,169     $33,649
                            ========   ========    ========    ========   ========    ========

Earnings, as defined:
     Net Income              $35,461    $38,065     $46,793     $43,059    $27,301     $34,849
     Taxes on Income          20,473     22,120      27,347      21,106     12,254      19,707
     Fixed Charges,
        as above              26,941     28,039      29,287      32,259     35,169      33,649
                            --------   --------    --------    --------   --------    --------

     Total Earnings,
        as defined           $82,875    $88,224    $103,427     $96,424    $74,724     $88,205
                            ========   ========    ========    ========   ========    ========

Ratio of Earnings to
 Fixed Charges                  3.08       3.15        3.53        2.99       2.12        2.62
                            ========   ========    ========    ========   ========    ========